TECHNOLOGY AND TRADEMARK LICENSE AGREEMENT

This TECHNOLOGY AND TRADEMARK LICENSE AGREEMENT (this "Agreement"), is entered into as of the 15th day of February, 2006 (the "Effective Date"), by and between GalaVu Entertainment Network Inc., an Ontario corporation ("Licensor") and Cardinal Communications, Inc., a Nevada corporation ("Licensee"). Collectively Licensor and Licensee are referred to as the "Parties".

RECITALS:

WHEREAS, Licensor owns all right, title, and interest in and to the technology incorporated into the products and goods (the "GalaVu Technology") identified on the attached APPENDIX A;

WHEREAS, Licensor owns all right, title, and interest in and to the trademarks, service marks and logos (the "Marks") identified on the attached APPENDIX B;

WHEREAS, Licensee wishes to obtain the rights to make, use, sell, offer for sale, and market products (the "Licensed Acts") incorporating the GalaVu Technology and to authorize others in the United States to perform the Licensed Acts and to use the Marks in accordance with the terms of this Agreement; and

WHEREAS, Licensor is currently undergoing business reconstruction under Canadian law, which reconstruction has included the appointment of a trustee, Mandelbaum Spergel, Inc. (the "Trustee") and the Parties wish to obtain the Trustee's consent to this Agreement;

NOW THEREFORE, in consideration of the foregoing premises, the consideration set forth herein, the covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. PURPOSE.

This Agreement sets forth the terms and conditions of the use of the GalaVu Technology and the Marks, the ownership rights thereto, the rights to acquire products utilizing the GalaVu Technology from Licensor, the application of graphic and other guidelines for the Marks, and certain other rights and obligations with respect to the GalaVu Technology.

2. LICENSE TO THE GALAVU TECHNOLOGY.

A. Grant of License to the GalaVu Technology. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, royalty-free, fully paid up, worldwide license to make, use, sell, offer to sell, manufacture, market, and distribute the GalaVu Technology. Licensor acknowledges and agrees that Licensee shall have the right to bundle products incorporating the GalaVu

Technology with other products distributed by Licensee. Licensee shall have the right to sublicense the rights granted under this Agreement to third parties; provided that Licensee enters into agreements with each such Sublicensee consistent with the terms set forth in this Agreement. The rights provided to Licensee under this Agreement shall apply equally to existing and future products of similar or like functionality as those listed on APPENDIX A.

B. Quality Control. Licensor shall have control over the nature and quality of the products incorporating the GalaVu Technology. In order to facilitate such control, Licensee shall submit to Licensor, for its prior written approval, designs, specifications, and/or schematics for any products manufactured by Licensee that incorporate the GalaVu Technology and Licensor shall approve or disapprove within three (3) business days of receipt of proposed designs, specifications and/or schematics. If Licensor has not affirmatively disapproved such designs, specifications, or schematics within such three (3) business day period, such proposed designs, specifications, and/or schematics shall be deemed approved by Licensor.

C. Access to Technical Information. Within five (5) business days of the date of this Agreement Licensor shall provide to Licensee all technical information (including, but not limited to product specifications, blueprints and schematics, circuit diagrams, software, middleware, and firmware) required to manufacture GalaVu's products and/or comprising the GalaVu Technology.

3. LICENSE OF THE MARKS.

A. Grant of License to the Marks. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, royalty-free, fully paid up, worldwide license to use the Marks during the Term solely for (i) the sale of GalaVu branded products (the "Branded Products"), (ii) the use and display for marketing, advertising and promotion according to the usage standards set forth in APPENDIX C, and (iii) incorporating the Marks into the Branded Products.. Any uses of the Marks shall be submitted in writing for review by Licensor in advance in accordance with Section 3(B) hereof and shall not be distributed or used in any manner without prior written approval of the Licensor or its authorized representative pursuant to Section 3(B) hereof, which approval shall not be unreasonably withheld or delayed. No license is granted herein for the use, display, or incorporation of the Marks on products other than the Branded Products. Notwithstanding the foregoing, Licensor acknowledges and agrees that Licensee shall have the right to bundle the Branded Products with other products or services distributed by Licensee (such Branded Products when bundled with such other products, the "Bundled Products"), provided that Licensee uses the Marks solely on and in conjunction with that portion of Bundled Products that constitute the Branded Products. Licensee shall have the right to sublicense the foregoing license to its partners, resellers, OEMs, distributors and sales representatives that market and distribute Branded Products (each, a "Sublicensee") solely for the purpose of advertising, marketing, selling and distributing the Branded Products in accordance with the terms of this Agreement; provided that Licensee has entered into agreements with each such Sublicensee consistent with the terms set forth in this Agreement.

B. Quality Control. Licensor shall have control over the nature and quality of the use of the Mark on the Branded Products and use of the Mark in advertising for the Branded Products. In order to facilitate such control, Licensee shall submit to Licensor, for its prior written approval, any marketing, advertising, or other materials using the Marks to promote the Branded Products (collectively, "Promotional Materials") and Licensor shall approve or disapprove within three (3) business days of receipt of proposed Promotional Materials. If Licensor has not affirmatively disapproved such proposed Promotional Materials within such three (3) business day period, such proposed Promotional Materials shall be deemed approved by Licensor. Once Licensor has approved specific Promotional Materials, Licensee may use such approved Promotional Materials in Marketing Channels (as defined below) that have been approved by Licensor in advance (unless Licensor withdraws its approval upon thirty (30) days prior written notice) and may make non-material changes to such approved use, without seeking further approval from Licensor; provided that such use complies with all other requirements of this Agreement regarding the use of Marks. For purposes of this Agreement, "Marketing Channels" means all sales, marketing and promotional channels (such channels including, without limitation, television, radio, print, billboards, brochures, telemarketing, online and call centers). Within ten (10) days after the Effective Date, Licensee shall submit to Licensor a copy of Licensee's current marketing and media plan for Branded Products that incorporate or use the Marks, and from time to time, Licensee shall submit additional marketing and media plans to Licensor for its approval. Licensor hereby pre-approves Licensee's use of approved Promotional Materials in the Marketing Channels set forth in APPENDIX D hereto, provided that such use complies with all other requirements of this Agreement regarding the use of Marks. In no event shall Licensee use any Promotional Materials in any Marketing Channel that has not been explicitly approved in writing by Licensor in advance. Licensee acknowledges and agrees that maintaining the goodwill associated with the Marks is of substantial importance to Licensor. Licensee agrees that the Branded Products advertised using the Marks shall meet or exceed the standard of quality mutually agreed upon with respect to the Branded Products and those adhered to by Licensee in the conduct of its own business. Licensee shall strictly comply with all graphic and trademark standards for the Marks and standards with respect to the nature and quality of the Branded Products which may be furnished by Licensor from time to time and shall place appropriate trademark notices on the Marks as required. Without limiting the foregoing, Licensor reserves the right to modify the Marks at any time in its discretion. Upon receipt of written notice of any such modification from Licensor, Licensee shall promptly, but in any event within thirty (30) days after receipt of such notice, modify its use of the Marks to comply with such modification, including without limitation all uses on any advertising or marketing materials (including without limitation all approved Promotional Materials) relating to the Branded Products and on or in conjunction with the Branded Products.

C. Ownership of the Marks. Licensee recognizes the validity of, and will do nothing inconsistent with, or which would negatively impact, Licensor's rights in and ownership of the Marks or the goodwill represented thereby. Any and all goodwill associated with the Marks arising from Licensee's use of the Marks shall inure solely to the benefit of the Licensor and neither during nor after the termination of this Agreement

shall Licensee assert any claim to the Marks or associated goodwill. Licensee shall not register any trademark, service mark or logo of Licensor or any confusingly similar mark as a corporate or trade name, domain name, trademark or service mark in any country or territory. Licensee shall not create a combination mark nor logo using its name with the Marks or use the Marks in any modified form in the United States or any other country. It is understood and agreed that Licensor, as owner of the Marks, shall have standing to enforce its rights in the Marks as set forth herein. Upon Licensor's request, Licensee shall cooperate with Licensor in Licensor's efforts to register and maintain registration of the Marks, which cooperation shall include, at Licensor's request, providing Licensor with specimens of Licensee's use of the Marks under this Agreement.

4. DUTIES OF PARTIES.

A. Infringement.

(i) Licensor will have the sole right to engage in infringement or unfair competition proceedings with third parties involving the GalaVu Technology or Marks. Licensor will bear the expense of any prosecution or defense of such action, including damages and attorneys' fees.

(ii) Licensee will promptly notify Licensor in writing of any suspected infringement of or challenge to the validity, registration, ownership or use of the GalaVu Technology or any of the Marks if Licensee becomes aware of such activity. Licensor may, in its sole discretion, institute or defend infringement or unfair competition proceedings as it deems appropriate and shall have the full opportunity to control the prosecution, defense or settlement thereof. If Licensor undertakes the prosecution or defense of any litigation relating to the GalaVu Technology or Marks, Licensee will cooperate by executing documents and performing acts reasonably needed to assist with the prosecution or defense thereof at Licensor's expense.

(iii) If, in Licensor's sole and reasonable judgment, any claim or suit for infringement brought by a third party can be avoided or resolved only by discontinuing use of the applicable Marks or the GalaVu Technology (it being understood that Licensor will pursue other available resolutions first), Licensor will notify Licensee accordingly, and Licensee will discontinue further use within thirty (30) days (or such shorter period as may be required by any injunction by any court of competent jurisdiction) after receipt of written notice from Licensor to Licensee, provided that the parties first mutually work in good faith and with reasonable efforts to replace the applicable Marks or GalaVu Technology promptly. In the event that discontinuation of use is requested by Licensor, Licensor shall provide a non-infringing replacement technology to Licensee at Licensor's sole expense, within sixty (60) days of the written notice requesting discontinuation.

B. <u>Litigation and Regulatory Matters</u>. Licensee will notify Licensor in writing by facsimile within ten (10) business days following (i) the commencement of any action, suit or proceeding brought against Licensee, or (ii) issuance of any order, writ, injunction, award or decree of any court, agency or other governmental or quasi-

governmental body which, in either case, relates to the GalaVu Technology and/or the Marks.

5. TERM.

The term of this Agreement shall commence as of the Effective Date of this Agreement, and shall continue for ten (10) years thereafter (the "Term").

6. TRANSFERS AND ASSIGNMENTS.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement in its entirety without the consent of the other party in connection with a merger, consolidation, or reorganization of such party, or a sale of all or substantially all of such party's assets to which this Agreement relates, upon written notice to the other party.

7. WAIVERS.

No failure of either party to exercise any right or remedy reserved to it in this Agreement, or to insist upon compliance by the other party with any obligation or condition in this Agreement, and no custom or practice of the Parties at variance with the terms hereof, shall constitute a waiver of a party's rights to demand exact compliance with any of the terms of this Agreement. Waiver by a party of any particular default shall not affect or impair its right with respect to any subsequent default of the same or of a different nature; nor shall any delay, forbearance or omission to exercise any power or right arising out of any breach or default by a party of any of the terms, provisions or covenants of this Agreement affect or impair the other party's rights; nor shall such constitute a waiver by the non-breaching party of any rights hereunder or rights to declare any subsequent breach or default. Neither party assumes any liability or obligation to the other party, by providing any waiver, approval, consent or suggestion to it in connection with this Agreement, or by reason of any neglect, delay or denial of any request thereof.

8. TERMINATION.

A. Termination for Breach. Either party may terminate this Agreement in the event of a material breach by the other party that remains uncured more than thirty (30) days after the party alleging breach has provided written notice of such breach to the other party.

B. Termination for Bankruptcy/Insolvency. Either party may terminate this Agreement immediately following written notice to the other party if the other party (i) is adjudicated to be insolvent or bankrupt; (ii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iii) makes an assignment for the benefit of creditors; (iv) is dissolved; (v) at any time ceases to operate or otherwise abandons its business.

9. PURCHASE OF GALAVU PRODUCTS.

A. General. Licensee shall have the right, but not the obligation, to purchase products incorporating or comprising the GalaVu Technology from Licensor (the "Purchased Products"). Licensee shall pay only the actual costs of manufacturing and shipping the Purchased Products to Licensee (or as directed by Licensee); Licensor shall not be entitled to any mark-up or profit on such products for the first 5,000 units of such products (the "Initial Units"). Orders for any products in excess of the Initial Units shall be marked-up by the lowest amount charged by Licensor to any of its customers or partners.

B. Orders. All orders by Licensee for any of Licensor's products or services ("Order(s)") shall be in writing and received by Licensor at least forty five (45) days before the requested delivery date. Licensor shall make reasonable commercial efforts to deliver Orders within forty five (45) days following receipt of any Order from Licensee. Payment for the orders shall be due within ten (10) business days of the receipt of shipment.

C. Terms. Except as otherwise set forth in this section, the Orders shall be filled upon standard U.S. commercial terms.

10. INDEPENDENT STATUS AND INDEMNIFICATION.

A. The Parties acknowledge and agree that this Agreement does not create a fiduciary relationship among or between them; that each shall remain an independent business; and that nothing in this Agreement is intended to constitute either party as an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

B. During the Term of this Agreement, Licensee shall hold itself out to the public as an independent business using the GalaVu Technology and the Marks pursuant to a license from the Licensor. Licensee agrees to take such action as may be necessary or requested by Licensor to so notify the public.

C. Nothing in this Agreement authorizes Licensee to make any contract, agreement, warranty or representation on the Licensor's behalf, or to incur any debt or other obligation in Licensor's name. Licensor shall in no event assume liability for, nor be deemed liable hereunder as a result of, any such action.

D. Licensor shall indemnify and hold harmless Licensee from and against any claims, as well as the costs, including reasonable attorneys' fees, of defending against them, to the extent such claims arise from or in connection with allegations that Licensee's use of the GalaVu Technology or the Marks in accordance with the terms and requirements set forth in this Agreement is unauthorized and/or infringe any third party's rights, including, but not limited to patent, copyright, or trademark rights, provided that Licensee: (i) promptly notifies Licensor of any such claim, and (ii) provides Licensor with all reasonable assistance necessary for the defense or settlement of such claim.

Licensee shall have the right, at its cost, to be represented by counsel of its choosing in connection with any such claim.

11. REPRESENTATIONS AND WARRANTIES.

A. Licensor represents and warrants to Licensee that:

(i) This Agreement has been duly authorized by all necessary corporate action on the part of Licensor and has been executed and delivered by duly authorized officers of Licensor and this Agreement constitutes a legal, valid and binding obligation of Licensor;

(ii) Licensor has and shall continue to have during the term of this Agreement all necessary rights to carry out the provisions of this Agreement, including but not limited to, all intellectual property rights, licenses, clearances and releases;

(iii) Neither Licensor nor any of its officers, directors, employees, agents or any person acting or purporting to act on its behalf is under any contractual or other legal obligation which shall in any way interfere with the full, prompt and complete performance hereunder or completion of the acts undertaken and the obligations assumed by this Agreement; and

(iv) This Agreement complies with the laws of Canada, and International law.

B. Trustee represents and warrants to the Parties that:

(i) This Agreement has been duly authorized by all necessary corporate action on the part of Licensor and has been executed and delivered by duly authorized officers of Licensor and this Agreement constitutes a legal, valid and binding obligation of Licensor;

(ii) Neither Licensor nor any of its officers, directors, employees, agents or any person acting or purporting to act on its behalf is under any contractual or other legal obligation which shall in any way interfere with the full, prompt and complete performance hereunder or completion of the acts undertaken and the obligations assumed by this Agreement; and

(iii) This Agreement complies with the reorganization laws of Canada, and International law.

C. Licensee represents and warrants to Licensor that:

(i) This Agreement has been duly authorized by all necessary corporate action on the part of Licensee and has been executed and delivered by duly authorized officers of Licensee and this Agreement constitutes a legal, valid and binding obligation of Licensee;

(ii) Licensee has and shall continue to have during the term of this Agreement all necessary rights to carry out the provisions of this Agreement;

(iii) Neither Licensee nor any of its officers, directors, employees, agents or any person acting or purporting to act on its behalf is under any contractual or other legal obligation which shall in any way interfere with the full, prompt and complete performance hereunder or completion of the acts undertaken and the obligations assumed by this Agreement; and

(iv) This Agreement complies with the laws of United States.

12. NOTICES

All notices required or permitted under this Agreement shall be in writing and shall be personally delivered or sent via confirmed facsimile with the original sent by overnight courier service or mailed by certified or registered mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to Licensor:

Chief Executive Officer
GalaVu Entertainment, Inc.
3816A Victoria Park,
Toronto, Ontario, M2H 3H7 Canada

with a copy to:

Chief Executive Officer
Entertainment Media & Telecoms Corporation, Ltd.
770 Canning Hwy.
Applecross, WA, Australia 6153

Notices to Licensee:

Edouard A. Garneau
Cardinal Communications, Inc.
390 Interlocken Crescent
Suite 900
Broomfield, Colorado 80021 USA

With a copy (which shall not constitute notice) to:

Steven W. Ritcheson
White Field, Inc.
9800D Topanga Canyon Blvd., #326
Chatsworth, California 91311 USA

Any notice by certified or registered mail shall be deemed to have been given at the date and time of receipt. Any notice by facsimile or overnight courier shall be deemed to have been given at the date of the confirmation of receipt.

13. SEVERABILITY AND CONSTRUCTION

A. Except as expressly provided to the contrary herein, each portion, section, part, term or provision of this Agreement shall be considered severable; and if, for any reason, a portion, section, part, term or provision hereof is determined to be invalid or unenforceable because of any law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, all other portions, sections, parts, terms, or provisions of this Agreement.

B. Nothing in this Agreement is intended, nor shall be deemed, to confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and assigns as permitted by this Agreement.

C. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

D. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable; and all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by a party shall be deemed jointly and severally undertaken by all those executing this Agreement on behalf of a party.

E. This Agreement shall be deemed equally drafted and negotiated by all the parties hereto, and the rule of construction requiring a writing to be construed against its drafter shall not be applied.

F. This Agreement may be executed in counterparts, and each copy so executed shall be deemed an original.

G. Upon expiration or termination of this Agreement, Sections 2, 7, 10, 11, 12, 13, 14, and 15 shall survive and remain in effect.

14. APPLICABLE LAW

A. This Agreement is entered into in state of Colorado in the United States of America and shall be interpreted and construed under the laws thereof.

B. No right or remedy conferred upon or reserved to a party by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

C. Nothing herein contained shall bar Licensor's right to apply for injunctive relief against threatened conduct that will cause it loss or damages, under applicable equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions from any court of competent jurisdiction.

15. ENTIRE AGREEMENT

This Agreement, the documents referred to herein and the attachments hereto, if any, constitute the entire, full and complete agreement between the parties concerning the subject matter hereof, and supersede all prior agreements, understandings and representations.

In witness whereof, the parties have executed this Agreement by their duly authorized representatives.

GALAVU ENTERTAINMENT NETWORK, INC.:

By: [signature]

Its: DIRECTOR.

Date: 15/2/06.

CARDINAL COMMUNICATIONS, INC.:

By: [signature]

Its: ~~Edward A. Gorman~~ CEO

Date: 2-15-06

MANDELBAUM SPERGEL, INC.:

By:____________________

Its:____________________

Date:____________________